Exhibit 99.2(j)(iii)

CREDIT AGREEMENT

dated as of October 1, 2013

between

THL CREDIT SENIOR LOAN FUND

and

THE BANK OF  NEW YORK MELLON

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104-3300

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EXHIBITS:

Exhibit A	Form of Note
Exhibit B	Outline of Opinion of Counsel to the Borrower
Exhibit C	Form of Written Borrowing Request
Exhibit D	Form of Closing Certificate
Exhibit E	Form of Federal Reserve Form FR U-1
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Security Agreement

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CREDIT AGREEMENT, dated as of October 1, 2013, between THL Credit Senior Loan Fund, a Delaware statutory trust, and The Bank of New York Mellon.

The parties hereto agree as follows:

ARTICLE 1.                           DEFINITIONS

Section 1.1                                    Defined Terms

As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR Loan” means a Loan (or any portion thereof) bearing interest based on the Alternate Base Rate.

“Adjusted Asset Coverage” means, as of any date, the ratio on such date of (a) Adjusted Total Net Assets to (b) the greater of (i) Adjusted Senior Debt, and (ii) one Dollar ($1).

“Adjusted LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Senior Debt” means, as of any date, the sum (without duplication) of each of the following on such date: (a) all Senior Debt plus (b) all Financial Contract Liabilities, plus (c) all Secured Liabilities, plus (d) all Segregated Liabilities.

“Adjusted Total Net Assets” means, as of any date (a) Total Net Assets, minus (b) the sum (without duplication) of the following: (i) the value of all Excluded Assets (but not less than zero), plus (ii) the excess, if any, of (1) the value of all of the Borrower’s assets (other than Excluded Assets) that are subject to any Lien (other than an Ordinary Course Lien), that are segregated, or that are on deposit to satisfy margin requirements, minus (2) the sum of all Secured Liabilities (excluding, to the extent otherwise included therein, liabilities of the Borrower under the Loan Documents) and all Segregated Liabilities.

“Affiliate” of a Person means (a) any other Person directly or indirectly owning, controlling, or holding with power to vote, greater than 50% of the outstanding voting securities of such Person, (b) any other Person greater than 50% of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such Person, or (c) any Person directly or indirectly controlling, controlled by, or under common control with, such other Person.  For purposes of this defined term, “control” means the power to exercise a controlling influence over the management or policies of a company, and “controlling” and “controlled” shall have correlative meanings.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) 1/2 of 1% plus the Federal Funds Effective Rate in effect on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate.

“Anti-Terrorism Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Applicable Accounting Principles” means, with respect to the Borrower, those accounting principles required by GAAP.

“Applicable Control Agreement” means, with respect to each Third Party Custodian, if any, a control agreement entered into among the Borrower, the Bank and such Third Party Custodian, which control agreement shall be in all respects satisfactory to the Bank.

“Applicable Margin” means 1.00%.

“Applicable Money Market” means any money market applicable to LIBOR Loans.

“Applicable Rate” means, with respect to each (a) LIBOR Loan, the Adjusted LIBO Rate plus the Applicable Margin, and (b) ABR Loan, the Alternate Base Rate.

“Approved Amount” means (a) in connection with any borrowing, conversion, continuation or prepayment of a LIBOR Loan, $1,000,000 or an integral multiple of $1,000,000 in excess thereof, or (b) in connection with any borrowing or prepayment of any other Loan, $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

“Baffico” means Steven A. Baffico, a resident of the State of New Jersey.

“Bank” means BNY Mellon.

“BNY Mellon” means The Bank of New York Mellon.

“BNY Mellon Custody Agreement” means the Custodian Services Agreement, dated as of September 3, 2013, by and between the Borrower and BNY Mellon, in its capacity as custodian thereunder.

“BNY Mellon Custody Termination Date” means the later to occur of (a) the date, if any, upon which BNY Mellon shall no longer have any of the Borrower’s assets in custody, and (b) the date, if any, upon which the BNY Mellon Custody Agreement shall be terminated or otherwise terminate (except, in each case, for the portions thereof which, by the terms of such agreement, survive such termination).

“Board” means the Borrower’s board of trustees.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means THL Credit Senior Loan Fund, a Delaware statutory trust.

“Borrowing Request” means a request in accordance with Section 2.2 for a Loan or a conversion or continuation of a Loan and, if required in writing, in the form of Exhibit C.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Change in Circumstance” means any Change in Law that shall (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank or (b) impose on the Bank or any Applicable Money Market any other condition affecting this Credit Agreement or any Loan.

“Change of Control” means (a) Baffico shall fail to be the owner, directly or indirectly, beneficially or of record, of equity interests representing more than 50% of the aggregate ordinary voting power represented by equity interests of FWC Partners, or (b) Baffico shall cease to “control” (as such term is used in the defined term Affiliate) FWC Partners.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date hereof, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by the Bank (or, for purposes of Section 3.3(b), by any lending office of the Bank or by the Bank’s holding company) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof; provided that for purposes of this Credit Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, all requests, rules, guidelines or directives in connection therewith and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, shall be deemed to have been adopted and become effective after the date hereof.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as of any date, the commitment of the Bank hereunder to make Loans to the Borrower in an aggregate principal amount not exceeding $70,000,000 at any one time outstanding, as such commitment may be reduced from time to time pursuant to Section 2.3.

“Commitment Fee Rate” means a rate per annum equal to 0.08%.

“Commitment Termination Date” means the earlier to occur of (a) the Scheduled Commitment Termination Date, or (b) such earlier date on which the Bank’s obligations to make Loans shall have otherwise terminated or been terminated in accordance herewith.

“Custodian” means (a) prior to the BNY Mellon Custody Termination Date, BNY Mellon in its capacity as custodian thereunder, and (b) each Third Party Custodian.

“Custody Agreement” means, collectively, (a) prior to the BNY Mellon Custody Termination Date, the BNY Mellon Custodian Services Agreement, and (b) at all other times, each other agreement between the Borrower and another Person relating to the maintenance by such Person of custody of assets of the Borrower (each such Person being referred to as a “Third Party Custodian”).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” has the meaning set forth in Section 5.1.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Group” means, with respect to any Person, such Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Person, are treated as a single employer under Section 414 of the Code.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded Assets” means, with respect to the Borrower, (a) all commercial tort claims, cooperative interests, goods, letter-of-credit rights and letters of credit, (b) all property other than Investments, (c) all deferred organizational and offering expenses, (d) all Investments that are in default (except to the extent that the Borrower is required or permitted to attribute a value thereto pursuant to the ICA, the rules thereunder and Applicable Accounting Principles) or determined to be worthless pursuant to any applicable policy of the Borrower, and (e) all property of the Borrower in which the Bank does not have a security interest that has been perfected in accordance with the terms of, and that has the requisite priority required by, the Security Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the Business Day succeeding such next preceding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Bank.

“Federal Reserve Form” means a Form FR U-1 duly completed by the Bank and executed by the Borrower, the statements made in which shall, in the reasonable opinion of the Bank, permit the transactions contemplated hereby in compliance with Regulation U, together with all instruments, certificates and other documents executed or delivered in connection therewith or attached thereto.

“Financial Contract Liabilities” means, as of any date with respect to any Financial Contract, the net liability of the Borrower in respect of such Financial Contract determined on a mark-to-market basis.

“Financial Contracts” means (a) any rate, basis, commodity, currency, debt, equity or other swap or swaption, (b) any put, cap, collar or floor agreement, (c) any rate, basis, commodity, currency, debt, equity or other futures or forward agreement, (d) any rate, basis, commodity, currency, debt, equity or other option, (e) any investment in the form of a derivative, (f) any financial instrument whose value is derived from the value of something else, (g) any contract under which the parties agree to payments between or among them based upon the value of an underlying asset or other data at a particular point or points in time, (h) any “swap agreement” within the meaning of Section 101(53B) of the Bankruptcy Code of the United States, (i) any foreign currency contract, repurchase agreement, reverse repurchase agreement, dollar roll, credit-linked note, indexed security, collateralized debt obligation, firm or standby commitment agreement, securities lending agreement, or when-issued contract, and (j) any other similar arrangement.

“Foreign Bank” means (a) if the Borrower is a U.S. person (as defined in Section 7701(a)(30) of the Code), the Bank is not a U.S. person, and (b) if the Borrower is not a U.S. person (as defined in Section 7701(a)(30) of the Code), the Bank is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fundamental Policies” means, collectively, (i) the policies and objectives for, and limits and restrictions on, investing by the Borrower set forth in its Prospectus as in effect on the Effective Date and which may be changed only by a vote of a majority of the Borrower’s outstanding voting securities (as defined in Section 2(a)(42) of the ICA), and (ii) all policies limiting the incurrence of Indebtedness by the Borrower set forth in its Prospectus as in effect on the Effective Date.

“FWC Advisors” means Four Wood Capital Advisors, LLC, a New York limited liability company registered as an investment adviser under the Investment Advisers Act of 1940.

“FWC Partners” means Four Wood Capital Partners, LLC, a New York limited liability company.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business and reasonable indemnity obligations in the ordinary course of business. The amount of a Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or if not stated or determinable, the maximum reasonably anticipated liability thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.  The term “Guaranteed” has a meaning correlative thereto.

“ICA” means the Investment Company Act of l940.

“Indebtedness” of any Person means, without duplication, (a) the principal amount of all obligations of such Person for borrowed money, (b) the principal amount of all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all non-contingent obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (i) all Financial Contract Liabilities of such Person, (j) all obligations of such Person in respect of Senior Securities Representing Indebtedness, and (k) all Guarantees by such Person of any of the foregoing.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means any Taxes imposed on or with respect to the Bank or required to be withheld or deducted from a payment to the Bank other than (i) Taxes imposed on or measured by net income (however denominated), franchise taxes (imposed in lieu of net income taxes), branch profits taxes and any other similar taxes imposed upon the Bank (or its applicable lending office) by the jurisdiction under the laws of which the Bank (or its applicable lending office) is organized or in which its principal office is located or through which it holds the Loan or any political subdivision, taxing authority or other authority thereof or therein, (ii) any Taxes imposed as a result of a present or former connection between the Bank (or its applicable lending office) and the jurisdiction imposing such tax other than a connection arising solely as a result of the Bank (or its applicable lending office) having executed, delivered or performed its obligations or received payments under, or enforced, this Credit Agreement, (iii) any U.S. Federal withholding taxes imposed under FATCA and (iv) any Taxes described in Section 3.4(b) hereof.

“Indemnitee” has the meaning assigned to such term in Section 9.3(b).

“Indirect Fund” means an investment company (the “acquiring company”) that beneficially owns (a) in excess of 3.0% of the voting stock of any other investment company (other than a money market fund), (b) one or more securities, issued by another investment company (other than a money market fund), the aggregate value of which exceed 5.0% of the total assets of the acquiring company, or (c) one or more securities, issued by other investment companies (other than money market funds), the aggregate value of which exceed 10.0% of the total assets of the acquiring company.

“Interest Payment Date” means (a) with respect to each ABR Loan, the last Business Day of each calendar month, (b) with respect to each LIBOR Loan, the last day of the Interest Period applicable to such LIBOR Loan and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to all Loans, the Maturity Date.

“Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date of the making of such LIBOR Loan (or the last date upon which any other Loan was converted to, or continued as, such LIBOR Loan) and ending one week, or on the numerically corresponding day in the calendar month that is one, two, three, six or twelve months, thereafter, as the Borrower may elect, provided that, (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period (other than a one week Interest Period) shall end on the next preceding Business Day, and (b) any Interest Period (other than a one week Interest Period) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Investment” means, with respect to any Person, any direct or indirect portfolio investment by such Person in, or portfolio exposure (including through Financial Contracts) of such Person to (a) currencies, commodities, loans or securities, or any indexes on currencies, commodities, loans, securities, interest rates, or indexes, (b) any Financial Contract, or (c) any other medium for investment.

“Investment Adviser” means, with respect to the Borrower, the investment adviser or investment manager therefor.

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for Dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits in the London interbank market with a maturity comparable to such Interest Period, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “LIBO Rate” with respect to such LIBOR Loan during such Interest Period shall be reasonably determined by reference to such other comparable publicly available service for displaying interest rates applicable to Dollar deposits in the London interbank market as may be selected by the Bank, provided further that in the absence of such availability, the “LIBO Rate” shall be determined by reference to the rate at which Dollar deposits of $1,000,000 in immediately available funds for a maturity comparable to such Interest Period are offered by the principal office of the Bank to leading banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, provided further that in the event the principal office of the Bank is not making such offers, “LIBO Rate” shall mean such other rate reflecting the Bank’s cost of funds as reasonably determined by the Bank using any reasonable or prevailing method.

“LIBOR Loan” means a Loan (or any portion thereof) bearing interest based on the Adjusted LIBO Rate.

“Lien” means, with respect to (a) any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (b) any securities, any purchase option, call or similar right of a third party, except in favor of the issuer thereof (and, in the case of equity securities, excluding customary drag-along, tag-along, right of first refusal and other similar rights in favor of the other equity holders of the same issuer).

“Loan” means a loan made pursuant to Section 2.2.

“Loan Balance” means, on any date of determination, an amount equal to the aggregate outstanding principal balance of the Loans.

“Loan Documents” means this Credit Agreement, the Security Documents, the Note and all other agreements, certificates and other documents executed and delivered pursuant to this Credit Agreement or the Security Documents by the Borrower or any officer, director or other authorized signatory thereof that evidence or secure the Indebtedness contemplated hereby, together with all amendments, supplements or other modifications thereto.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the property, assets, income or financial condition of the Borrower, (b) the ability of the Borrower to perform any of its monetary or other material obligations under any Loan Document or (c) the rights of, or benefits available to, the Bank under any Loan Document.

“Material Indebtedness” means Indebtedness of the Borrower (other than Indebtedness under the Loan Documents) in an aggregate principal amount exceeding the Threshold Amount.

“Maturity Date” means the earlier to occur of (a) the Scheduled Commitment Termination Date and (b) the date on which the outstanding principal balance of the Loans shall become due and payable in accordance herewith.

“Measurement Date” means, as of any date, the date (if any) of the most recent audited financial statements of the Borrower delivered to the Bank pursuant to the terms of this Credit Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA that is subject to ERISA and to which any member of an ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Net Asset Value” means, at any time of determination, an amount equal to Adjusted Total Net Assets minus Adjusted Senior Debt.

“Non-Margin Assets” means assets of the Borrower which do not constitute Margin Stock, provided, that, for purposes of this definition, “Non-Margin Assets” shall not include “puts, calls or combinations thereof” within the meaning of Regulation U.

“Non-Recourse Person” has the meaning assigned to such term in Section 1.4.

“Note” means the promissory note, substantially in the form of Exhibit A, payable to the order of the Bank and dated the Effective Date, including all replacements thereof and substitutions therefor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Ordinary Course Lien” means any Lien referred to in Section 7.2(a), (b), (c), (d) or (e)(i).

“Ordinary Liabilities” means, with respect to the Borrower as of any date, “all liabilities and indebtedness” (within the meaning of the first sentence of Section 18(h) of the ICA) of the Borrower other than (a) Senior Debt, (b) Financial Contract Liabilities, (c) Secured Liabilities, and (d) Segregated Liabilities.

“Organization Documents” means, (a) with respect to any corporation, its certificate of incorporation or charter, and by-laws, (b) with respect to any partnership, its partnership agreement, (c) with respect to any limited liability company, its certificate of formation and limited liability company agreement, (d) with respect to any business trust or statutory trust, its certificate of trust, if any, and declaration of trust, and (e) with respect to any other Person, the counterpart documents thereof.

“Overnight Eurodollar Rate” means, with respect to any ABR Loan as of any date, the rate of interest per annum that appears on the Reuters LIBOR01 Page as of 11:00 a.m., London time, on such date as Interbank Rates (Overnight) for Dollars, provided that if the Reuters LIBOR01 Page does not include such a rate or is then unavailable, then Overnight Eurodollar Rate shall mean with respect to any ABR Loan, the rate of interest per annum quoted by the Bank to leading banks in the London interbank market as the rate at which the Bank is offering Dollar deposits in an amount equal to $1,000,000 for overnight Dollar deposits at approximately 11:00 a.m., London time, provided further that if the day for which such rate is to be determined is not a Business Day, the Overnight Eurodollar Rate for such day shall be such rate on the next preceding Business Day.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permitted Investments” means all Investments of the Borrower, in each case (a) to the extent that the Borrower has the power and authority under its Organization Documents to invest therein, and (b) to the extent the investment therein, ownership thereof, or exposure thereto, by the Borrower is in conformity in all material respects with the Prospectus.

“Permitted Liens” means Liens permitted by Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained, or contributed to, by any member of an ERISA Group for employees of any member of an ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of an ERISA Group for employees of any Person which was at such time a member of an ERISA Group.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Bank as its prime commercial lending rate; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be the lowest rate of interest charged by the Bank in connection with extensions of credit to borrowers.

“Prospectus” means the prospectus of the Borrower dated September 18, 2013, as filed with the SEC, and as amended from time to time through and including the Effective Date.

“Register” has the meaning assigned to such term in Section 2.4(c).

“Regulated Investment Company” has the meaning set forth in Section 851 of the Code.

“Regulation D” means Regulation D of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Restricted Payment” means (a) any dividend or other distribution by the Borrower (whether in cash, securities or other property) with respect to any shares, units or other equity interests issued by the Borrower, and (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, by the Borrower on account of the purchase, redemption, retirement, acquisition, cancellation, defeasance or termination of any such shares, units or other equity interests; provided, however, that any dividend, distribution or other payment payable solely in shares of common stock of the Borrower shall not constitute a “Restricted Payment”.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc.

“Sanctioned Country” means a country subject to a sanctions program identified on a list maintained by OFAC.

“Sanctioned Person” means (a)(i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC, or (b) a Person named on any list of “Specially Designated Nationals” maintained by OFAC.

“Scheduled Commitment Termination Date” means September 30, 2014, as such date may be extended from time to time pursuant to Section 2.3(d).

“SEC” means the U.S. Securities and Exchange Commission and/or any other Governmental Authority succeeding to the functions thereof with respect to the ICA and the Securities Act.

“Secured Liabilities” means all liabilities of the Borrower secured by Liens on property (other than Excluded Assets).

“Securities Act” means the Securities Act of 1933.

“Security Agreement” has the meaning set forth in Section 5.1(f).

“Security Documents” means the Security Agreement, each Applicable Control Agreement (if any), all Uniform Commercial Code financing statements filed with respect to security interests in personal property created pursuant to the Security Agreement, and all other assignments, pledge agreements, security agreements, control agreements and other instruments executed and delivered at any time by the Borrower pursuant to the Security Agreement or otherwise providing any collateral security for any of the Loans.

“Segregated Liabilities” means all liabilities and other obligations of the Borrower relating to assets (other than Excluded Assets) that have been segregated or are otherwise subject to margin arrangements (including assets segregated by the Borrower to comply with Section 18 of the ICA and related SEC guidance with respect to Financial Contracts).

“Senior Debt” means, as of any date, the aggregate amount of Senior Securities Representing Indebtedness of the Borrower.

“Senior Security” has the meaning set forth in the first sentence of Section 18(g) of the ICA and related SEC guidance.

“Senior Security Representing Indebtedness” has the meaning set forth in the first sentence of Section 18(g) of the ICA.

“Status” has the meaning set forth in Section 4.16.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Bank is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Bank under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subadviser” means, with respect to the Borrower, the subadviser therefor.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Third Party Custodian” has the meaning set forth in the defined term “Third

Party Custody Agreement”.

“Third Party Custody Agreement” means each custody agreement between the Borrower and another Person (other than BNY Mellon) relating to the maintenance by such Person of custody of assets of the Borrower (each such Person being referred to as a “Third Party Custodian”).

“THL Credit Advisors” means THL Credit Advisors LLC, a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940.

“Threshold Amount” means the lesser of (a) 1.0% of the aggregate Net Asset Value of the Borrower, and (b) $1,000,000.

“Total Net Assets” means, as of any date, (a) the “value of the total assets” (within the meaning of the first sentence of Section 18(h) of the ICA) of the Borrower less (b) the Ordinary Liabilities of the Borrower.

“Transactions” means the (a) execution, delivery and performance by the Borrower of each Loan Document to which it is a party, (b) borrowing of the Loans and (c) use of the proceeds of the Loans.

Section 1.2                                    Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any law, rule or regulation shall be construed as referring to such law, rule or regulation as from time to time amended and any successor thereto and in the case of such law, the rules and regulations promulgated from time to time thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement.

Section 1.3                                    Accounting Terms

As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under Applicable Accounting Principles.  If at any time any change in Applicable

Accounting Principles would affect the computation of any financial ratio or requirement set forth in this Credit Agreement and (a) the Borrower notifies the Bank that the Borrower objects to determining compliance with such financial ratio or requirement on the basis of Applicable Accounting Principles in effect immediately after such change becomes effective or (b) the Bank so objects and notifies the Borrower, then the Borrower’s compliance with such ratio or requirement shall be determined on the basis of Applicable Accounting Principles in effect immediately before such change becomes effective, until either such notice is withdrawn by the Borrower or the Bank, as the case may be, or the Borrower and the Bank otherwise agree.  Except as otherwise expressly provided herein, the computation of financial ratios and requirements set forth in this Credit Agreement shall be consistent with the Borrower’s financial statements required to be delivered hereunder.

Section 1.4                                    Non-Recourse Persons

The Bank hereby agrees for the benefit of each and every trustee, director, and officer of, and each record owner of any outstanding shares of, the Borrower (each a “Non-Recourse Person”) that (a) no Non-Recourse Person shall have any personal liability for any obligation of the Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto; and (b) no claim against any Non-Recourse Person or any property thereof may be made for any obligation of the Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto, whether for the payment of principal of, or interest on, the Loans or for any fees, expenses or other amounts payable by the Borrower hereunder or thereunder.

ARTICLE 2.                           THE CREDITS

Section 2.1                                    Commitment

Subject to the terms and conditions set forth herein, the Bank agrees to make loans to the Borrower from time to time during the period from the Effective Date through the Business Day immediately preceding the Commitment Termination Date, provided that immediately after giving effect thereto, (a) the Loan Balance will not exceed the Commitment, and (b) the Adjusted Asset Coverage shall not be less than 3.00:1.00.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.2                                    Loans

(a)                                 General Provisions.  To request a Loan, the Borrower shall make a telephonic Borrowing Request to the Bank, not later than (i) in the case of an ABR Loan, 1:00 p.m., New York City time, on the Business Day of the proposed Loan, and (ii) in the case of a LIBOR Loan, 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Loan.  Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Bank of a duly executed Borrowing Request duly signed by or on behalf of the Borrower.  Each such telephonic and written Borrowing Request shall specify: (A) the requested date for such Loan (which shall be a Business Day), (B) whether such Loan is to be an ABR Loan or a LIBOR Loan, (C) the amount of such Loan, which shall be an Approved Amount, and (D) with respect to each LIBOR Loan, the Interest Period therefor, provided that, if either (x) the Borrower shall fail to specify whether such requested Loan is to be an ABR Loan or a LIBOR Loan, or (y) immediately after giving effect to the making of such requested Loan, there would be Loans outstanding with in excess of five (5) different Interest Periods, then such requested Loan shall be made as an ABR Loan.

(b)                                 Optional Conversion or Continuation of Certain Loans.  Subject to Section 2.2(c), prior to the Maturity Date, the Borrower may elect to (i) convert all or any portion of any ABR Loan to a LIBOR Loan, (ii) convert all or any portion of any LIBOR Loan to an ABR Loan, or (iii) continue all or any portion of a LIBOR Loan as a LIBOR Loan having an additional Interest Period, provided that, in each such case, the principal amount to be converted to or continued as a LIBOR Loan shall be in an Approved Amount.  Each such election shall be made by the Borrower by a telephonic Borrowing Request to the Bank, shall be irrevocable and shall (A) be made not later than (x) in the case of a conversion of a Loan to, or the continuation of a Loan as, a LIBOR Loan, 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed conversion or continuation, or (y) in all other cases not later than 1:00 p.m., New York City time, on the Business Day of the proposed conversion or continuation, (B) specify the following information (w) the amount of the Loan requested to be converted or continued, (x) the requested date for such conversion or continuation, which shall be a Business Day, (y) whether such Loan is to be converted into an ABR Loan or a LIBOR Loan, or continued as a LIBOR Loan, and (z) in the case of a Loan being converted into or continued as a LIBOR Loan, the Interest Period to be applicable thereto, and (C) be confirmed promptly by hand delivery or facsimile to the Bank of a duly executed Borrowing Request signed by or on behalf of the Borrower, provided that, if (x) prior to the expiration of the Interest Period applicable to an existing LIBOR Loan, the Borrower shall fail to timely elect to continue or convert such LIBOR Loan in accordance herewith, such LIBOR Loan shall, on the last day of such Interest Period, be automatically continued as a LIBOR Loan having an Interest Period of one (1) month, and (y) if immediately after giving effect to any such requested conversion or continuation of any Loan, there would be Loans outstanding with in excess of five (5) different Interest Periods, then such Loan shall be converted to an ABR Loan.

(c)                                  Notwithstanding anything to the contrary herein contained, the Borrower’s right to make elections pursuant to Section 2.2(b) shall cease (i) upon notice by the Bank to the Borrower upon the occurrence or during the continuance of an Event of Default (other than an Event of Default under Section 8.1(h) or (i)) that the Borrower’s right to make elections pursuant to Section 2.2(b) has been terminated, and (ii) automatically and without notice upon the occurrence or during the continuance of an Event of Default under Section 8.1(h) or (i).

Section 2.3                                    Termination, Reduction and Extension of Commitment

(a)                                 Unless previously terminated, the Commitment shall terminate on the Scheduled Commitment Termination Date.

(b)                                 The Borrower may at any time terminate, or from time to time reduce, without premium or penalty, the Commitment, provided that (i) the Borrower may not terminate or reduce the Commitment if, immediately after giving effect thereto and to any concurrent repayment of the Loans in accordance with Section 2.4 or 2.5, the outstanding principal balance of the Loans would exceed the Commitment, and (ii) each such reduction shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000.

(c)                                  The Borrower shall notify the Bank of any election to terminate or reduce the Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable and any termination or reduction of the Commitment hereunder shall be permanent, provided that any such notice of termination may be revoked without penalty or premium if such termination is contingent on a refinancing and such refinancing does not occur for any reason.  Each termination or reduction of the Commitment shall be accompanied by the payment of accrued and unpaid commitment fees to the extent required by Section 3.2.

(d)                                 The Borrower may at any time and from time to time (but not more than 60 days nor less than 30 days prior to the then existing Scheduled Commitment Termination Date) request in writing that the Bank agree (the decision so to agree to be within the sole and absolute discretion of the Bank) to extend the Scheduled Commitment Termination Date by 364 days per each such request.  In the event that prior to the then existing Scheduled Commitment Termination Date the Bank shall have consented to such extension request and all conditions precedent, if any, to such extension shall have been satisfied, the Scheduled Commitment Termination Date shall, subject to Section 8.2, be extended to the day which is 364 days (or such fewer number of days as the Borrower and the Bank shall agree) following the then existing Scheduled Commitment Termination Date (or, if such day is not a Business Day, the Business Day immediately preceding such day).  In all other events (including in the event that the Bank fails to respond to such request), the then existing Scheduled Commitment Termination Date shall not be extended.

Section 2.4                                    Repayment of Loans; Evidence of Debt

(a)                                 The Borrower hereby unconditionally promises to pay to the Bank the then unpaid principal amount of each Loan on the Maturity Date.

(b)                                 In the event that on any date, the Borrower shall fail to be in compliance with Section 7.7(a), the Borrower shall, within two Business Days, repay the Loans and take such other actions as may be necessary such that, immediately after giving effect to such repayment and other actions, the Borrower is in compliance with Section 7.7(a).  In the event that on any date, the Borrower shall fail to be in compliance with Section 7.7(b), the Borrower shall immediately repay the Loans and take such other actions as may be necessary such that, immediately after giving effect to such repayment and other actions, the Borrower is in compliance with Section 7.7(b).

(c)                                  The Bank, acting solely for this purpose as agent of the Borrower, shall maintain in accordance with its usual practice an account or accounts evidencing the outstanding principal of and stated interest on each Loan at one of its offices in the United States of America (the “Register”).  The entries made in such account or accounts shall, to the extent not prohibited by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of the Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (and interest thereon) in accordance with the terms of this Credit Agreement.  The Register shall be available for inspection by the Borrower from time to time upon reasonable prior notice.

Section 2.5                                    Voluntary Prepayments

The Borrower shall have the right at any time and from time to time, without premium or penalty (but subject to Section 3.7), to prepay any Loan in whole or in part.  The Borrower shall notify the Bank by telephone (confirmed by facsimile) of any prepayment hereunder not later than 2:00 p.m., New York City time, three Business Days prior to date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid, provided that any such notice of termination may be revoked without penalty or premium if such prepayment is contingent on a refinancing and such refinancing does not occur for any reason.  Each partial prepayment of the Loans pursuant to this Section 2.5 shall be in an Approved Amount.  Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 3.1.

Section 2.6                                    Payments Generally

The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest, fees, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Bank at its office at One Wall Street, New York, New York, or such other office as to which the Bank may notify the Borrower.  Except as may be otherwise provided in the defined term “Interest Period”, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.  If at any time insufficient funds are received by and available to the Bank from the Borrower to pay fully all amounts of principal of Loans, interest, fees and other amounts then due under the Loan Documents, such funds shall be applied to the obligations owing to the Bank: (i) first, to payment of such amounts (excluding principal, interest and fees), in such order as the Bank may choose, (ii) second, to such interest and fees then due, and (iii) third, to such principal of the Loans then due.  All amounts paid under the Loan Documents shall not be refundable under any circumstances, absent manifest error.

ARTICLE 3.                           INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1                                    Interest

(a)                                 Each Loan shall bear interest at a rate per annum equal to the Applicable Rate, provided that if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, (i) the principal balance of such Loan shall bear interest at a rate per annum equal to the higher of (1) the Applicable Rate plus 2.00%, or (2) the Alternate Base Rate plus 2.00%, and (ii) all other amounts owing under the Loan Documents that are not paid when due, shall bear interest, after as well as before judgment, at a rate per annum equal to the Alternate Base Rate plus 2.00%.

(b)                                 Accrued and unpaid interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto, provided that (1) interest accrued and unpaid pursuant to each of clauses (i) and (ii) of paragraph (a) of this Section shall be payable on demand, and (2) in the event of any repayment or prepayment of any Loan, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.  All interest hereunder shall be computed on the basis of a year of 360 days (provided that interest computed by reference to the Prime Rate shall be on the basis of a year of 365 or 366 days, as applicable) for the actual number of days elapsed (including the day a Loan is made but excluding the date of repayment).  The Alternate Base Rate, the Federal Funds Effective Rate, the LIBO Rate, the Overnight Eurodollar Rate and the Prime Rate shall each be determined by the Bank in accordance with the provisions of this Credit Agreement, and such determination shall be conclusive absent manifest error.

Section 3.2                                    Fees

The Borrower shall pay to the Bank a commitment fee, at a rate per annum equal to the Commitment Fee Rate during the period from and including the date on which this Credit Agreement shall have become effective in accordance with Section 9.6 to but excluding the Commitment Termination Date, on the daily amount of the excess of the Commitment over the Loan Balance.  Accrued and unpaid commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, each date on which the Commitment is reduced and on the date on which the Commitment terminates, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 3.3                                    Increased Costs

(a)                                 If there shall occur any Change in Circumstance (other than the imposition of any Taxes or an increase in the rate of any Taxes, which shall be governed exclusively by Section 3.4) and the result thereof shall be (i) to increase the cost to the Bank of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by the Bank from the Borrower under the Loan Documents (whether of principal, interest or otherwise), in each case by an amount deemed by the Bank to be material, then promptly upon demand by the Bank (and in any event within thirty (30) days following such demand) and delivery to the Borrower of the certificate required by clause (c) hereof, the Borrower will pay to the Bank such amount as will compensate the Bank for such increased costs or reduced amount, or (ii) to increase the cost to the Bank of maintaining the Commitment, then the Borrower will pay to the Bank such amount as will compensate the Bank for such increased costs.

(b)                                 If the Bank determines in good faith that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, as a consequence of this Credit Agreement or any Loan made by the Bank hereunder to a level below that which the Bank or the

Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank’s holding company for (i) any such reduction suffered as a consequence of such Loan, and (ii) any other such reduction.

(c)                                  Upon the request of the Borrower the Bank will designate a different lending office if such designation will avoid the need for, or reduce the amount of, any compensation payable by the Borrower pursuant to this Section 3.3 and will not, in the judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate of the Bank setting forth in reasonable detail the Bank’s reasonable good faith determination of the additional amount or amounts necessary to compensate the Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and the calculations used in determining such additional amount or amounts shall be delivered to the Borrower and shall be conclusive absent manifest error.  The amount shown as payable on any such certificate shall be due within thirty days after receipt thereof.  In determining such additional amounts of compensation, the Bank will act reasonably and in good faith.

(d)                                 Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that the Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Bank’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.4                                    Taxes

(a)                                 All payments by the Borrower hereunder and under any of the other Loan Documents shall be made in Dollars, in each case without setoff or counterclaim and free and clear of and without deduction for any Taxes, unless the Borrower is required by law (as determined in the good faith discretion of the Borrower or its agent) to make such deduction or withholding.  If any Indemnified Taxes are required to be withheld with respect to any amount payable by the Borrower hereunder or under any of the other Loan Documents, the Borrower will pay to the Bank on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Bank to receive the same net amount which the Bank would have received on such due date had no such Indemnified Taxes been required to be withheld.  The Borrower will deliver promptly to the Bank certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.  If the Borrower reasonably believes that such Indemnified Taxes were not correctly or reasonably asserted, the Bank will use reasonable efforts to cooperate (at the sole cost and expense of the Borrower) with the Borrower to obtain a refund of such taxes (which shall be repaid to the Borrower so long as such efforts would not, in the good faith determination of the Bank, result in any material additional costs, expenses or risks or be otherwise disadvantageous to it).  The Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such amounts payable by the Borrower that may thereafter accrue and would not, in the reasonable judgment of the Bank, be otherwise disadvantageous to the Bank.

(b)                                 Notwithstanding anything to the contrary contained in Section 3.4(a), the Borrower will not be required to make any additional payment to or for the account of the Bank with respect to any Taxes under Section 3.4(a) (i) by reason of a breach by the Bank of any certification or representation set forth in any form furnished to the Borrower under Section 3.4(d), (ii) by reason of the Bank’s failure or inability to furnish under Section 3.4(d) an original or an extension or renewal of any form required under Section 3.4(d), or (iii) if such Taxes are withholding taxes imposed on amounts payable to the Bank at the time the Bank became a party to this Credit Agreement (or designates a new lending office or changes its place of organization or principal office), except to the extent that the Bank’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts, from the Borrower with respect to such Taxes pursuant to Section 3.4(a).

(c)                                  If the Bank determines, in its reasonable discretion, that it has received a refund (or credit in lieu of a refund) of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 3.4(a), it shall pay over such refund (or credit in lieu of a refund) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under Section 3.4(d)), net of all out-of-pocket expenses of the Bank and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Borrower, upon the request of the Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Bank in the event the Bank is required to repay such refund to such governmental authority.  The Bank agrees, that upon the occurrence of any event giving rise to a Tax as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 3.4(a), it will use reasonable efforts to mitigate the effect of any such event, including by designating another lending office for any Loan affected by such event and by completing and delivering or filing any Tax-related forms which would reduce or eliminate such Tax or additional amounts.

(d)                                 (i) If the Bank is not a Foreign Bank it shall deliver to the Borrower an original signed, properly completed IRS Form W-9 (or any successor form) certifying that the Bank is not subject to U.S. backup withholding tax, on or prior to the date on which the Bank becomes a party to this Credit Agreement, promptly upon the obsolescence, expiration, or invalidity of any form previously delivered by the Bank, and from time to time thereafter upon the request of the Borrower.

(ii)                                  If the Bank is a Foreign Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document, the Bank (x) shall deliver to the Borrower, at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by such applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding, and (y) if requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, including without limitation, as will enable the Borrower to determine whether or not the Bank is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, in the event that (A) the Borrower is resident for tax purposes in the United States, and (B) the Bank is a Foreign Bank, the Bank shall deliver to the Borrower on or prior to the date on which the Bank becomes a party to this Credit Agreement (and promptly upon the obsolescence, expiration or invalidity of any form or certificate previously delivered by the Bank or from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1)                                 original signed and duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party that reduces or eliminates withholding tax;

(2)                                 original signed and duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form);

(3)                                 in the case in which the Bank is claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a written certificate that the Foreign Bank is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” receiving interest from a related person within the meaning of section 881(c)(3)(C) of the Internal Revenue Code and (y) original signed and duly completed copies of  Internal Revenue Service Form W-8BEN (or any successor form);

(4)                                 to the extent the Bank is a Foreign Bank and is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY (or any successor form), accompanied by Internal Revenue Service Form W-8ECI (or any successor form), Internal Revenue Service Form W-8BEN (or any successor form), a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Bank is a partnership and one or more direct or indirect partners of the Bank are claiming the portfolio interest exemption, the Bank may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; or

(5)                                 any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(iii)                               If a payment made to the Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Bank shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine the Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.4(d)(iii), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Section 3.5                                    Alternate Rate of Interest

If the Bank determines (which determination shall be conclusive absent manifest error) that, with respect to any existing or requested Loan the pricing of which is determined by reference to an Applicable Money Market (each an “Affected Loan”), by reason of one or more circumstances arising after the date hereof affecting such Applicable Money Market, adequate and reasonable means do not exist for ascertaining the rate of interest applicable to such Affected Loan, or that such rate of interest will not adequately and fairly reflect the cost to the Bank of making, maintaining, converting or continuing such Affected Loan because of (a) any change since the date hereof in any applicable law or governmental rule, regulation, order or directive (whether or not having the force of law) or in the interpretation or administration thereof or (b) other circumstances arising after the date hereof affecting the Bank or such Applicable Money Market, then the Bank may give notice thereof to the Borrower by telephone or facsimile and (i) upon the giving of such notice, each existing Affected Loan shall automatically be deemed converted into and redenominated as an ABR Loan and shall thereafter bear interest at a rate per annum equal to the Applicable Rate therefor, and (ii) until such notice is rescinded by the Bank, the Bank shall have no obligation to make any new Loan that would be an Affected Loan.  The Bank agrees that promptly after it shall have determined, with respect to any notice given by it under this Section, that the circumstance or circumstances that gave rise to such notice with respect to an Affected Loan no longer exist, the Bank shall by notice to the Borrower rescind such notice with respect to such Affected Loan.

Section 3.6                                    Other LIBOR Provisions

Notwithstanding any other provision hereof, if any Change in Law shall make it unlawful for the Bank to make, continue or maintain any LIBOR Loan, to convert any ABR Loan to a LIBOR Loan, or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to the Borrower:

(a)                                 the Bank may, if such Change in Law makes it unlawful to make, continue or maintain, or convert any Loan to, a LIBOR Loan, declare that thereafter (for the duration of such unlawfulness) LIBOR Loans will not be made or continued, and Loans will not be converted into LIBOR Loans; and

(b)                                 the Bank may, if such Change in Law makes it unlawful to maintain LIBOR Loans, require that all outstanding LIBOR Loans be converted to ABR Loans, in which event all such LIBOR Loans shall be automatically converted to ABR Loans on the last day of the Interest Period applicable thereto or such earlier date if required by any Change in Law.

Section 3.7                                    Break Funding Payments

In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow or continue any LIBOR Loan, or convert any Loan to a LIBOR Loan, on the date specified in any notice delivered pursuant hereto, or (c) the conversion of any LIBOR Loan to an ABR Loan pursuant to Section 3.6(b), then, in any such event, the Borrower shall compensate the Bank for the loss, cost and expense attributable to such event, provided that such loss, cost or expense (i) shall exclude any loss of Applicable Margin, and (ii) shall be deemed to include an amount determined by the Bank to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such LIBOR Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such LIBOR Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest that would accrue on such principal amount for such period at the interest rate that the Bank would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurocurrency market.  A certificate of the Bank setting forth any amount or amounts that the Bank is entitled to receive pursuant to this Section and the calculation thereof in reasonable detail shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay the Bank the amount shown as due on any such certificate within 30 days after receipt thereof.

ARTICLE 4.                           REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Credit Agreement and make the Loans, the Borrower makes the following representations and warranties to the Bank:

Section 4.1                                    Organization and Power

The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.  The Borrower has all requisite power and authority to own its property and to carry on its business as now conducted.

Section 4.2                                    Authority and Execution

The Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary action, and does not conflict with the Borrower’s Organization Documents.  The Borrower has duly executed and delivered the Loan Documents to which it is a party.

Section 4.3                                    Binding Agreement

The Loan Documents constitute the valid and legally binding obligations of the Borrower to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles with respect to specific performance (whether enforcement is sought by proceedings in equity or law).

Section 4.4                                    Litigation

There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Borrower) pending or, to the knowledge of the Borrower, threatened against it or maintained by it that could reasonably be expected to affect the property or rights of the Borrower, which (a) call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or (b) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.5                                    Approvals and Consents

No consent, authorization or approval of, filing (other than approvals that have been obtained, the Federal Reserve Form and the filing of each financing statement in the form attached to the Security Agreement in the office indicated on such financing statement) with, notice to, or exemption by, the holders of any securities issued by the Borrower, any Governmental Authority or any other Person is required to authorize, or is required in connection with, the execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, the Loan Documents to which it is a party or is required as a condition to the validity or enforceability of the Loan Documents to which it is a party with respect to or against the Borrower or its property or assets.  No provision of any applicable treaty, statute, law (including any applicable usury or similar law), rule or regulation of any Governmental Authority will prevent the execution and delivery by the Borrower or performance by the Borrower of its obligations under, or affect the validity with respect to or against the Borrower of, the Loan Documents to which it is a party.

Section 4.6                                    No Conflict

The Borrower is not in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its property is bound, which defaults, taken as a whole, could reasonably be expected to have a Material Adverse Effect.  The execution, delivery or carrying out by the Borrower of the terms of the Loan Documents to which it is a party, the Loans hereunder and the use by the Borrower of the proceeds thereof (a) will not (i) violate any statutes or regulations, including the ICA, of any Governmental Authority applicable to the Borrower or (ii) constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien (other than pursuant to the Loan Documents) upon the property of the Borrower pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which defaults, conflicts and consents, if not obtained, could reasonably be expected to have a Material Adverse Effect, and (b) are not inconsistent with the Fundamental Policies.

Section 4.7                                    Taxes

The Borrower has filed or caused to be filed all federal and other material tax returns required to be filed and has paid, or has made adequate provision for the payment of, all Taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles) which, if not so filed or paid, could reasonably be expected to result in a Material Adverse Effect, and no Tax Liens have been filed and remain in effect against the Borrower or any of its property.  The charges, accruals and reserves on the books of the Borrower with respect to all federal, state, local and other Taxes are adequate, and the Borrower knows of no unpaid assessment which is due and payable against or any claims being asserted against it which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles.

Section 4.8                                    Compliance

The Borrower is not in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect.  The Borrower is complying with all applicable statutes and regulations, including the ICA and the Securities Act, and of all Governmental Authorities, except, in each case, where failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 4.9                                    Property

The Borrower has good and marketable title to all of its property with respect to which the absence of such marketable title could reasonably be expected to result in a Material Adverse Effect, subject to no Liens other than Permitted Liens.

Section 4.10                             Federal Reserve Regulations; Use of Loan Proceeds

Except for the Federal Reserve Form to be executed and delivered by the Borrower, no filing or other action is required under the provisions of Regulations T, U or X in connection with the execution and delivery by the Borrower of this Credit Agreement and neither the making of any Loan in accordance with this Credit Agreement nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations T, U or X.

Section 4.11                             No Material Adverse Effect

Since the Measurement Date, except as otherwise permitted by the Loan Documents, there has been no event or occurrence that has resulted in a Material Adverse Effect.

Section 4.12                             Material Agreements

Each agreement between the Borrower and the Investment Adviser is in full force and effect, except to the extent that failure of any such agreement, individually or in the aggregate, to be in full force and effect could not reasonably be expected to have a Material Adverse Effect, prior to the BNY Mellon Custody Termination Date, the BNY Mellon Custody Agreement is in full force and effect in all material respects, and each Third Party Custody Agreement, if any, is in full force and effect in all material respects.

Section 4.13                             Financial Condition

The statement of assets and liabilities of the Borrower as of the Measurement Date and the related statements of operations and changes in net assets for the fiscal year then ended, copies of which, together with unqualified opinions given by independent public accountants with respect thereto, have been delivered to the Bank, fairly present, in all material respects, the financial position of the Borrower as of such date and the results of its operations for such period in conformity with Applicable Accounting Principles.

Section 4.14                             No Misrepresentation

No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by the Borrower to the Bank in connection with the transactions contemplated thereby contains, when delivered, when taken as a whole, a misstatement of material fact, or, to the best knowledge of the Borrower, omits, when delivered, when taken as a whole, to state a material fact required to be stated in order to make the statements therein contained not misleading in any material respect in the light of the circumstances under which made, it being understood that with respect to projected financial information, pro forma financial information and information of a general and economic nature, the Borrower only represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered.

Section 4.15                             Legal Status

(a)                                 The Borrower is not an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended.  The Borrower is not in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the Patriot Act.  The Borrower (I) is not a blocked person described in section 1 of the Anti-Terrorism Order or (II) to the best of its knowledge, is not engaged in any dealings or transactions, or is otherwise associated, with any such blocked person.

(b)                                 The Borrower (i) is not a Sanctioned Person, (ii) does not have more than 15% of its assets in Sanctioned Countries, and (iii) does not derive more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Loan will be used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(c)                                  The Borrower is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.  The Borrower has not made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, or (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

Section 4.16                             Investment Company Status

(a)                                 The Borrower has the following status (“Status”): (i) it intends to qualify as a Regulated Investment Company, (ii) it is a “registered investment company” within the meaning of Section 8 of the ICA, (iii) it is a “closed-end company” and a “non-diversified company” in each case within the meaning of Section 5 of the ICA, (iv) it is not a “business development company” within the meaning of Section 2(a)(48) of the ICA, (v) it is neither an “affiliate” (within the meaning of Section 23A of the Federal Reserve Act, as amended) of, nor an “affiliated person” (as defined in Section 2(a)(3) of the ICA) of, the Bank, (vi) it is not an Indirect Fund, (vii) it has only one series of capital stock, (viii) it is in compliance with the Fundamental Policies, and (ix) it is not a party to any inter-fund lending arrangement.

(b)                                 The Borrower is not subject to any statute, rule, regulation or organizational or offering document which prohibits or limits the incurrence of Indebtedness under the Loan Documents, except for the limitations set forth in the ICA, state securities laws to the extent applicable, and the Fundamental Policies.

(c)                        The Borrower has not issued any of its securities in violation of any Federal or State securities laws applicable thereto, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.

Section 4.17                             ERISA

The Borrower has no liability in respect of any Plan or Multiemployer Plan subject to ERISA, except to the extent that would not reasonably be expected to have a Material Adverse Effect.  Assuming that none of the assets used to fund any Loan constitute “plan assets” for the purposes of ERISA or Section 4975 of the Code, none of the following (individually or collectively) constitute a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available: (i) the execution and delivery of the Loan Documents, (ii) the incurrence of any obligation under the Loan Documents, (iii) the making of any Loan, (iv) the payment by the Borrower of any principal, interest, fee or other sum owing under the Loan Documents, or (v) the consummation of any other transaction contemplated by the Loan Documents.

ARTICLE 5.                           CONDITIONS

Section 5.1                                    Effective Date

The obligation of the Bank to make Loans hereunder shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied, or waived in accordance with Section 9.2 (and the Bank shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding):

(a)                                 The Bank shall have received either (i) a counterpart of this Credit Agreement signed on behalf of the Borrower or (ii) written evidence satisfactory to the Bank (which may include facsimile or electronic transmission of a signed signature page of this Credit Agreement) that the Borrower has signed a counterpart of this Credit Agreement.

(b)                                 The Bank shall have received a Note, dated the Effective Date, executed on behalf of the Borrower.

(c)                                  The Bank shall have received a favorable written opinion (addressed to the Bank and dated the Effective Date) from counsel to the Borrower acceptable to the Bank, the substance of which is set forth in Exhibit B.  The Borrower hereby requests such counsel to deliver such opinion.

(d)                                 The Bank shall have received a certificate, dated the Effective Date and signed by authorized representatives of the Borrower, substantially in the form of Exhibit D hereto, and in all other respects satisfactory to the Bank.

(e)                                  The Bank shall have received a copy of an initial Federal Reserve Form, substantially in the form of Exhibit E hereto, duly executed and delivered by or on behalf of the Borrower, in form and substance acceptable to the Bank.

(f)                                   The Bank shall have received a security agreement, dated the Effective Date and signed by an authorized representative on behalf of the Borrower, substantially in the form of Exhibit G hereto (the “Security Agreement”).

(g)                                  The Bank shall have received Uniform Commercial Code, federal tax and judgment lien search reports with respect to each applicable public office where Liens would customarily be filed against the Borrower disclosing that there are no Liens of record (other than Permitted Liens and Liens reasonably acceptable to the Bank) in such official’s office covering the Borrower or any asset or property thereof.

(h)                                 The Bank shall have received all fees and other amounts due and payable by the Borrower on or prior to the Effective Date, including, to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket costs and expenses required to be reimbursed or paid by the Borrower hereunder.

Section 5.2                                    Each Credit Event

The obligation of the Bank to make any Loan is subject to the satisfaction of the following conditions:

(a)                                 The representations and warranties of the Borrower set forth in each Loan Document to which it is a party shall be true and correct in all respects on and as of the date of such Loan (other than, as to any such representation or warranty that by its terms refers to a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specified date), and no Default shall have occurred and be continuing.

(b)                                 The Bank shall have received a written Borrowing Request signed by the Borrower setting forth the information required by Section 2.2(a).

(c)                                  To the extent required by Regulation U, the Bank shall have received (i) a copy of a Federal Reserve Form, duly executed and delivered by the Borrower and completed for delivery to the Bank, in form reasonably acceptable to the Bank, or (ii) a current list of Margin Stock and Non-Margin Assets of the Borrower, in a form reasonably acceptable to the Bank and in all respects in compliance with Regulation U, including Section 221.3(c)(2)(iv) thereof.

Each request for a Loan by the Borrower shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraph (a) of this Section.

ARTICLE 6.                           AFFIRMATIVE COVENANTS

Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable by the Borrower under the Loan Documents shall have been paid in full (other than contingent indemnification and expense reimbursement obligations), the Borrower covenants and agrees with the Bank that:

Section 6.1                                    Financial Statements and Other Information

The Borrower shall furnish or cause to be furnished to the Bank:

(a)                                 as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of its statement of assets and liabilities as at the end of such fiscal year, together with the related schedule of investments and statements of operations and changes in net assets as of and through the end of such fiscal year; each such statement of assets and liabilities and the related schedule of investments and statements of operations and changes in net assets shall be provided together with an opinion (without qualification) of independent public accountants with respect thereto, which opinion shall (i) state that the examination by such independent public accountants in connection with such financial statements has been made in accordance with those auditing standards required by the ICA and prescribed by the SEC for the Borrower or, to the extent not so required or prescribed, generally accepted auditing standards in the United States and (ii) include the opinion of such independent public accountants that such financial statements have been prepared in conformity with Applicable Accounting Principles, except as otherwise specified in such opinion;

(b)                                 as soon as available, but in any event within 90 days after the end of the first semiannual accounting period in each fiscal year of the Borrower, a copy of the Borrower’s statement of assets and liabilities as at the end of such semiannual period, together with the related schedule of investments and statements of operations and changes in net assets for such period;

(c)                                  as soon as available, but in any event not later than 45 days after the end of each quarterly accounting period in each fiscal year of the Borrower, a duly completed certificate of a duly authorized representative of the Borrower, substantially in the form of Exhibit F hereto;

(d)                                 as soon as available, but in any event not later than three (3) Business Days after the end of each calendar month, a duly completed certificate of a duly authorized representative of the Borrower, substantially in the form of Exhibit F hereto;

(e)                                  prompt written notice of any contest referred to in Sections 6.5 or 6.6;

(f)                                   promptly after the execution thereof, copies of all material amendments or other material changes to the Fundamental Policies, all investment advisory contracts, and any new investment advisory contracts entered into after the Effective Date;

(g)                                  prompt written notice in the event that the Borrower decides to seek the approval of the Board or, if necessary, its shareholders to effect a change in any of its Fundamental Policies; and

(h)                                 promptly after request therefor, such other information as the Bank may reasonably request from time to time.

If any financial statement described in Section 6.1(a) or (b) is filed with the SEC and, at all times on and for no fewer than 90 consecutive days after the date required by such Section for the delivery of such financial statement to the Bank, is publicly available for review on, and printing from, the EDGAR system, then the filing by Borrower of such financial statement with the SEC shall constitute delivery of such financial statement to the Bank.

Section 6.2                                    Notice of Material Events

The Borrower shall furnish or cause to be furnished to the Bank prompt written notice after the Borrower obtains knowledge of the following, together with a statement of a duly authorized representative (who shall be reasonably acceptable to the Bank) of the Borrower setting forth in reasonable detail the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto:

(a)                                 the occurrence of any Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any Governmental Authority against or affecting the Borrower that, if adversely determined, could in the good faith opinion of the Borrower reasonably be expected to result in a Material Adverse Effect; and

(c)                                  the occurrence of any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Section 6.3                                    Legal Existence

The Borrower shall maintain its legal existence in good standing in the jurisdiction of its organization and shall maintain its qualification to do business in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

Section 6.4                                    Insurance

The Borrower shall maintain insurance with financially sound insurance carriers in at least such amounts and against at least such risks as are customarily insured against by entities engaged in the same or a similar business or as may otherwise be required by the ICA or the SEC (including such fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the ICA or any successor provision and errors and omissions insurance); and furnish to the Bank, upon written request, information as to the insurance carried as is reasonably requested by the Bank.

Section 6.5                                    Payment of Indebtedness and Performance of Obligations

The Borrower shall pay and discharge when due all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to (a) have a Material Adverse Effect on the Borrower or (b) give rise to the imposition of a Lien (other than a Permitted Lien) upon the property of the Borrower, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of the Borrower, and provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.

Section 6.6                                    Observance of Legal Requirements

The Borrower shall observe and comply in all material respects with all laws (including the ICA and the Code), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which may then be applicable to the Borrower, a violation of which could reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of the Borrower, provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.

Section 6.7                                    Books and Records; Visitation

The Borrower shall (a) keep proper books of record and account in which entries that are complete, true and correct in all material respects in conformity with Applicable Accounting Principles and all material requirements of law shall be made of all material dealings and transactions in relation to its business and activities, (b) upon reasonable prior notice (which shall in no event be required to be more than (i) one Business Day prior, at any time that a Default has occurred and is continuing, or (ii) five Business Days prior, at all other times) permit representatives of the Bank to visit the offices of the Borrower and to discuss the properties, assets, income and financial condition of the Borrower with the duly authorized representatives thereof and to inspect the books, property and records of the Borrower (which visits shall be limited to twice in any calendar year except during the occurrence and continuance of an Event of Default), and (c) upon the reasonable request of the Bank, deliver to the Bank a detailed list of assets of the Borrower.

Section 6.8                                    Purpose of Loans

The Borrower shall use the proceeds of each Loan for its general business purposes, including the purchase of investment securities, provided that in no event shall the proceeds of any Loan be used for purposes which would violate any provision of any applicable statute, rule, regulation, order or restriction applicable to the Borrower or Regulation U.

Section 6.9                                    Maintenance of Status

The Borrower will maintain at all times its Status.

ARTICLE 7.                           NEGATIVE COVENANTS

Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable by the Borrower under the Loan Documents shall have been paid in full (other than contingent indemnification and expense reimbursement obligations), the Borrower covenants and agrees with the Bank that:

Section 7.1                                    Indebtedness; Senior Securities

(a)                                 The Borrower will not create, incur, assume or suffer to exist any liability for Indebtedness, except:

(i)                                     Indebtedness under the Loan Documents,

(ii)                                  Indebtedness (other than Indebtedness for borrowed money) constituting Financial Contract Liabilities (1) incurred in the ordinary course of business, (2) permitted to be incurred in accordance with the Fundamental Policies, and (3) which, immediately after giving effect thereto and any simultaneous repayment of any other Indebtedness, would not cause the Borrower to be in Default under Section 7.7, and

(iii)                               Indebtedness to each Custodian (1) incurred for the purposes of clearing and settling purchases and sales of securities, or (2) up to an aggregate amount (for all Custodians) not to exceed $1,000,000 at any one time outstanding under this clause (2), (A) for temporary or emergency purposes, or (B) related to any foreign exchange transactions, and

(iv)                              Indebtedness in respect of judgments or awards that do not constitute an Event of Default, including any unsecured performance bond in respect of such judgments or awards.

(b)                                 The Borrower will not issue, sell, create, incur, assume or suffer to exist any Senior Security, except Senior Securities Representing Indebtedness permitted by Section 7.1(a).

Section 7.2                                    Liens

The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

(a)                                 Liens for Taxes, assessments or similar charges incurred in the ordinary course of business for which adequate reserves have been set aside in accordance with Applicable Accounting Principles and which (i) are not delinquent, or (ii) are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement of such Liens is stayed pending such contest;

(b)                                 Liens imposed by law created in the ordinary course of business for which adequate reserves have been set aside in accordance with Applicable Accounting Principles (i) securing amounts not yet due, or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement of such Liens is stayed pending such contest;

(c)                                  Liens arising out of judgments or decrees affecting the property attributable to the Borrower for which adequate reserves have been set aside in accordance with Applicable Accounting Principles and which are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement thereof is stayed pending such contest;

(d)                                 Liens created or arising under the Loan Documents;

(e)                                  (i) Liens arising under the BNY Mellon Custody Agreement and each Third Party Custody Agreement and securing obligations (other than Indebtedness) of the Borrower under such agreement, to the extent (x) such obligations arose in the ordinary course of business of the Borrower, and (y) in the event such Liens arise under a Third Party Custody Agreement, to the extent permitted by the Applicable Control Agreement, and (ii) Liens arising under each Custody Agreement and securing Indebtedness of the Borrower thereunder to the extent such Indebtedness is permitted by Section 7.1; and

(f)                                   Liens in respect of obligations arising from any Financial Contract, provided that each such obligation is incurred in the ordinary course of business and in accordance with the Fundamental Policies.

Section 7.3                                    Fundamental Changes

The Borrower will not (a) consolidate or merge into or with any Person, or (b) in any single transaction or series of related transactions, sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its property, except that the Borrower may sell Investments in the ordinary course of business.

Section 7.4                                    Restricted Payments

The Borrower will not declare, make or otherwise pay, or allow to be declared, made or otherwise paid, any Restricted Payment, except the Borrower may declare, make or otherwise pay any Restricted Payment if, immediately before and after the declaration thereof, (i) no Event of Default shall exist or would occur, or (ii) no principal of any Loan shall or would be outstanding.

Section 7.5                                    Fundamental Policies; Valuation

The Borrower will not (a) make or maintain any Investment other than as permitted by the ICA and the Fundamental Policies, or (b) for purposes of the Loan Documents or financial reporting, value any Investment or other property thereof other than in accordance with applicable law (including the ICA) and, in all material respects, the Prospectus.

Section 7.6                                    Amendments and Changes

The Borrower will not change its fiscal year if such change would have a Material Adverse Effect. Subject to Section 1.3, the Borrower will not change or permit any change in the accounting principles applied to it, except as required by Applicable Accounting Principles, if such change would have a Material Adverse Effect.

Section 7.7                                    Financial Covenants

(a)                                 The Borrower will not permit the Adjusted Asset Coverage to be less than 3.00:1.00 at any time for more than two (2) consecutive Business Days.

(b)                                 The Borrower shall not at any time permit (i) Senior Debt to exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of the Borrower under its Fundamental Policies, (ii) Senior Debt to exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of the Borrower on such date under the ICA or other applicable law, or (iii) its Indebtedness to the Bank to exceed the amount permitted to be extended by or owing to the Bank in accordance with Regulation U.

Section 7.8                                    Investment

(a)                                 The Borrower will not purchase, acquire, or otherwise have exposure to, any Investment, other than Permitted Investments.

(b)                                 The Borrower will not enter into or otherwise acquire or hold any Financial Contract (i) unless (1) the collateral, if any, received or receivable by the Borrower in connection therewith is solely in the form of cash or short-term U.S. treasury securities, and (2) each counterparty thereto or issuer thereof has a minimum senior unsecured unenhanced long term debt rating of at least A- by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) and at least A3 by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s), or (ii) in any case for the purpose of creating or continuing leverage; provided that the Borrower may enter into Financial Contracts consistent with its Investment Policies, which may create implicit leverage.

ARTICLE 8.                           EVENTS OF DEFAULT

Section 8.1                                    Events of Default

Each of the following shall constitute an “Event of Default”:

(a)                                 any principal of any Loan shall not be paid when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 any interest on any Loan or any fee, commission or any other amount (other than an amount referred to in paragraph (a) of this Section 8.1) payable under any Loan Document shall not be paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)                                  any representation, warranty or certification made or deemed made by or on behalf of the Borrower in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                                 the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.3, 6.8 or 6.9 or in Article 7, provided that if any such Event of Default shall result solely from the Borrower’s failure to comply with Section 7.7(a) such Event of Default shall be deemed to be cured if, at any time subsequent to the occurrence of such Event of Default the Borrower has made all payments, and taken all action, in each case, required under Section 2.4(b);

(e)                                  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Credit Agreement (other than those specified in paragraphs (a), (b) or (d) of this Section 8.1), and such failure shall continue unremedied for a period of 30 days after the Borrower shall have obtained knowledge thereof;

(f)                                   the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period or notice requirement);

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity unless such event or condition is no longer continuing or has been waived in accordance with the terms of such Material Indebtedness, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, or the debts of the Borrower, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the assets of the Borrower; and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Borrower shall (i) voluntarily commence (directly or on its behalf) any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to (directly or on its behalf) the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 8.1, (iii) apply for or consent to (in either case, directly or on its behalf) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                    the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                 (i) the Investment Adviser shall fail to be FWC Advisors, THL Credit Advisors, or an Affiliate of either thereof, (ii) the Subadviser shall fail to be THL Credit Advisors, or an Affiliate thereof, (iii) the custodian for all of the assets of the Borrower shall fail to be BNY Mellon or an Affiliate thereof (other than as a result of the termination by BNY Mellon or such Affiliate, as the case may be, of the custodial relationship between the Borrower and BNY Mellon or such Affiliate, as the case may be), (iv) the sole administrator for the Borrower shall fail to be BNY Mellon or an Affiliate thereof (other than as a result of the termination by BNY Mellon or such Affiliate, as the case may be, of the administrator relationship between the Borrower and BNY Mellon or such Affiliate, as the case may be), or (v) the independent auditors for the Borrower shall fail to be McGladrey LLP, Deloitte LLP, PricewaterhouseCoopers LLP, Ernst & Young LLP, or KPMG LLP;

(l)                                     the Persons who constitute the officers and senior managers of THL Credit Advisors, together with the holders of equity interests of THL Credit Advisors as of the date hereof, shall fail to collectively own equity interests representing more than 50.1% of the aggregate ordinary voting power represented by equity interests of THL Credit Advisors;

(m)                             (i) FWC Advisors shall fail to be an Affiliate of FWC Partners, or (ii) a Change in Control shall occur;

(n)                                 one or more judgments for the payment of money (not paid or covered by insurance or other indemnity from a financially sound third party fully capable of honoring such indemnity) in an aggregate amount in excess of the Threshold Amount shall be rendered against the Borrower and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment;

(o)                                 any Loan Document shall cease, for any reason other than pursuant to its terms, to be in full force and effect, or with respect to the Borrower, the Borrower shall so assert in writing or shall disavow any of its obligations thereunder;

(p)                                 the suspension of registration of the Borrower’s shares or the commencement of any proceeding for such purpose;

(q)                                 the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 4(a) or 4(h) of the Security Agreement;

(r)                                    except as a result of any sale or other transfer of any asset in accordance with the terms of the Loan Documents or as a result of any action or inaction by the Bank, any Lien purported to be created under the Security Agreement shall cease to be, or shall be asserted by the Borrower not to be, a valid and perfected Lien on any Collateral (as defined in the Security Agreement) having a value, individually or in the aggregate, in excess of the Threshold Amount, with the priority required by the applicable Security Document;

(s)                                   the Borrower’s shares shall be suspended from trading on The New York Stock Exchange for more than two consecutive days upon which trading in shares generally occurs on such exchange, or shall be delisted;

(t)                                    the Borrower amends or otherwise modifies the Fundamental Policies; or

(u)                                 the Borrower amends or otherwise modifies its Organization Documents or any Custody Agreement, in each case in any way which adversely affects the rights or remedies of the Bank under the Loan Documents.

Section 8.2                                    Remedies

If any Event of Default shall occur and be continuing then, and in every such event (other than an event described in paragraph (h) or (i) of Section 8.1), and at any time thereafter during the continuance of such event, the Bank may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (a) declare the Commitment terminated, and thereupon the Commitment shall terminate immediately and/or (b)

declare the Loans then outstanding to be due and payable in whole (or in part, in which case any unpaid principal amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the unpaid principal amount of such Loans so declared to be due and payable, together with accrued and unpaid interest thereon and all fees and other obligations of the Borrower accrued and unpaid under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event described in paragraph (h) or (i) of Section 8.1, the Commitment shall automatically terminate and the unpaid principal amount of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued and unpaid under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 9.                           MISCELLANEOUS

Section 9.1                                    Notices

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, or sent by electronic transmission in “portable document format”, as follows:

(a)           if to the Borrower, to it at 100 Wall Street, 11th Floor, New York, NY 10005, Attention of Peter Pisapia, (Telephone No. (212) 701-4500; Facsimile No. (917) 398-5883); or

(b)           if to the Bank, to it at, One Wall Street, New York, NY  10286, Attention of Adim Offurum, (Telephone No. (212) 635-6208; Facsimile No. (212) 635-8541).

Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

Section 9.2                                    Waivers; Amendments

(a)           No failure or delay by the Bank in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Bank under the Loan Documents are cumulative and are not exclusive of any rights or remedies that the Bank would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the Bank shall have consented thereto in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Credit Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Bank.

Section 9.3                                    Expenses; Indemnity; Damage Waiver

(a)           The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Bank and its Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Bank, in connection with the preparation, negotiation, closing and administration of this Credit Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Bank, including the reasonable and documented out-of-pocket fees and disbursements of counsel for the Bank, in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section, or in connection with the Loans, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations.

(b)           The Borrower shall indemnify the Bank and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from all losses, claims, damages, liabilities and related costs and expenses (collectively, “Losses”), including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of or as a result of (i) the execution or delivery by the Borrower of any Loan Document or any agreement or instrument contemplated thereby, the performance by the Borrower of its obligations under the Loan Documents or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds thereof, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto.  Subject to Section 9.3(c), nothing herein contained shall prevent or prohibit the Borrower from bringing any action against the Bank to recover any Losses suffered by the Borrower to the extent caused by the Bank’s failure to exercise due care in the performance of its obligations under the Loan Documents.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Bank (as found by a final and nonappealable decision of a court of competent jurisdiction), the Bank shall be deemed to have exercised due care.

(c)           To the extent permitted by applicable law, the Borrower agrees that it shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

(d)           All amounts due under this Section shall be payable promptly but in no event later than 10 days after written demand therefor.

Section 9.4                                    Successors and Assigns

The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (a) the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (b) the Bank shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Borrower, such consent not to be (i) required during the continuance of any Event of Default, or (ii) unreasonably withheld, conditioned or delayed, and (c) in the event of any assignment hereunder, such assignment shall not be effective unless and until such assignment is recorded in the Register.  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Bank) any legal or equitable right, remedy or claim under or by reason of any Loan Document.  Notwithstanding anything to the contrary herein contained, the Bank may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of the Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.

Section 9.5                                    Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Credit Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Credit Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitment has not expired or terminated.  The provisions of Sections 3.3, 3.7 and 9.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitment or the termination of this Credit Agreement or any provision hereof.

Section 9.6                                    Counterparts; Integration; Effectiveness

This Credit Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but one contract.  This Credit Agreement and any separate letter agreements with respect to fees payable to the Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.1, this Credit Agreement shall become effective when it shall have been executed by the Bank and when the Bank shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of this Credit Agreement by facsimile transmission or electronic transmission in “portable document format” shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

Section 9.7                                    Severability

In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the legal and economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.8                                    Right of Setoff

If an Event of Default shall have occurred and be continuing, the Bank and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter owing under the Loan Documents, irrespective of whether or not it shall have made any demand under any Loan Document and although such obligations may be unmatured.  The rights of the Bank under this Section are in addition to other rights and remedies (including other rights of set-off) that it may have.

Section 9.9                                    Governing Law; Jurisdiction; Consent to Service of Process

(a)           THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)           Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York

State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Credit Agreement or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

(c)           The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Credit Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1.  Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 9.10                             WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11                             Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 9.12                             Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to the Bank in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Alternate Base Rate to the date of repayment, shall have been received by the Bank.

Section 9.13                             Treatment of Certain Information

The Bank agrees to use reasonable precautions to keep confidential, in accordance with the Bank’s customary procedures for handling confidential information of the same nature, all non-public information supplied by the Borrower pursuant to this Credit Agreement which (a)(i) is clearly identified by such Person as being confidential at the time the same is delivered to the Bank, or (ii) constitutes any financial statement, list of investments or other assets, financial projections or forecasts, budget, compliance certificate, audit report, draft press release, management letter or accountants’ certification delivered hereunder, and (b) as of any date of determination, was received by the Bank within the immediately preceding two year period (“Information”), provided, however, that nothing herein shall limit the disclosure of any such Information (i) to such of its respective Related Parties as need to know such Information and agree to keep such information confidential, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority (in which case the Bank agrees, except to the extent the Bank reasonably determines it would be prohibited from doing so by law, to use commercially reasonable efforts to inform the Borrower promptly thereof) (iii) on a confidential basis, to prospective lenders or their counsel, (iv) to auditors or accountants, and any analogous counterpart thereof, (v) in connection with any litigation to which the Bank is a party, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement, (B) becomes available to the Bank on a non-confidential basis from a source other than the Borrower, or (C) was available to the Bank on a non-confidential basis prior to its disclosure to the Bank by the Borrower; and (vii) to the extent the Borrower shall have consented to such disclosure in writing.  The Bank agrees that it will not purchase or sell securities of the Borrower for its own account while in possession of any Information.  The Bank acknowledges that Information furnished to it pursuant to this Credit Agreement may include material non-public information concerning the Borrower, its Related Parties or the Borrower’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law.  Notwithstanding anything to the contrary contained in any Loan Document, no provision thereof shall (1) restrict the Bank from providing information to Federal Reserve supervisory staff, (2) require or permit, without the prior approval of the Federal Reserve, the Bank to disclose to the Borrower or any affiliate that any information will be or was provided to Federal Reserve supervisory staff, or (3) require or permit, without the prior approval of the Federal Reserve, the Bank to inform the Borrower or any affiliate of a current or upcoming Federal Reserve examination or any nonpublic Federal Reserve supervisory initiative or action. Nothing in this Credit Agreement or the Loan Documents shall prevent any of the parties hereto and their respective directors, officers, employees, agents and advisors from disclosing to any and all Persons the Tax treatment and Tax structure of the transactions contemplated by this Credit Agreement.

Section 9.14                             USA Patriot Act Notice

The Bank hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Patriot Act.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective duly authorized representatives as of the date first above written.

THL CREDIT SENIOR LOAN FUND

By:
Name:
Title:

[THL Credit Senior Loan Fund Credit Agreement]

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

[THL Credit Senior Loan Fund Credit Agreement]